UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 18, 2007 (June 15, 2007)

HOME SYSTEM GROUP
(Exact name of registrant as specified in its charter)

Nevada	000-49770	43-1954776
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 5A, Zuanshi Ge, Fuqiang Yi Tian Ming Yuan,
Fu Tian Qu, Shenzhen City
People’s Republic of China
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code:	(+86) 755 -83570142

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 15, 2007, Oceanic Well Profit, Inc. ("Oceanic"), the wholly owned subsidiary of Home System Group (the "Company"), entered into a definitive asset purchase agreement (the "Agreement") with Ms. Huiping Cheng, an individual. Pursuant to the Agreement, Oceanic will acquire from Ms. Cheng certain stainless steel coffee pot production equipment, together with all related materials and patent technology owned by Ms. Cheng (together, the "Purchased Assets"). As consideration for the acquisition, Oceanic will pay to Ms. Cheng RMB15,000,000 (approximately $1,967,084) in accordance with the following schedule: (a) RMB 1,500,000 (approximately $196,708) is payable within 15 days of the signing of the Agreement; (b) RMB 1,500,000 is payable within 15 days after the production equipment for vacuum coffee pot manufacturing is installed and operable; and (c) RMB 12,000,000 (approximately $1,573,667) is payable within 15 days after completion of the transfer of all the Purchased Assets.

The Agreement contains various representations, warranties, and covenants of the parties and Ms. Cheng agrees to indemnify the Company against any loss, liability, damage or expense arising directly or indirectly from any inaccuracy in, breach of, or any failure to perform her obligations under the Agreement. If Oceanic fails to pay for the Purchased Assets on time, then it will be obligated to pay Ms. Cheng liquidated damages at a rate of 1/10000 of the unpaid purchase price per day and Oceanic will be further liable if damages result to Ms. Cheng due to such delay. However, if Oceanic is not able to acquire the Purchased Assets or perform its obligations due to a failure by Ms. Cheng, then Ms. Cheng will be obligated to pay Oceanic liquidated damages at a rate of 1/10000 per day of the aggregate payment already made by the Company and Ms. Cheng will be further liable if damages result to Oceanic due to such failure. The Agreement is governed by the laws of the People’s Republic of China and the parties have agreed to submit any unresolved dispute to arbitration before the Zhongshan Arbitration Committee.

The Agreement may be amended by agreement of the parties and it may be terminated (a) by the mutual written consent of the parties or (b) by the Company if the transaction is not completed by July 31, 2007.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement. An English translation of Agreement is filed as Exhibit 2.1 to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

2.1	English Translation of Asset Purchase Agreement, dated June 15, 2007, between Oceanic Well Profit, Inc. and Ms. Huiping Cheng.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2007	HOME SYSTEM GROUP

By: /s/ Weiqiu Li
Name: Weiqiu Li
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	English Translation of Asset Purchase Agreement, dated June 15, 2007, between Oceanic Well Profit, Inc. and Ms. Huiping Cheng.